UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2023

PRO-DEX, INC.

(Exact name of registrant as specified in charter)

Colorado	0-14942	84-1261240
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2361 McGaw Avenue

Irvine, California 92614

(Address of principal executive offices, zip code)

(949) 769-3200

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	PDEX	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02 Non-Reliance on Previously Issued Financial Statement or a related Audit Report or Completed Interim Review.

On September 27, 2023, Pro-Dex, Inc.’s (the “Company”) management and Audit Committee, in consultation with Moss Adams, LLP, the Company’s independent registered public accounting firm, determined that the Company’s unaudited interim consolidated financial statements for the quarters ended September 30, 2020, December 31, 2020, March 31, 2021, September 30, 2021, December 31, 2021 March 31, 2022, September 30, 2022, December 31, 2022, March 31, 2023, and its audited annual consolidated financial statements for the years ended June 30, 2020, June 30, 2021 and June 30, 2022, and accompanying audit reports, each as previously filed with the Securities and Exchange Commission (“SEC”) (collectively, the “Restated Periods”), should no longer be relied upon and will be restated as a result of the Company’s calculation of the estimated fair value of the Monogram Warrant (defined below) being materially understated for fiscal years ended June 30, 2020, 2021 and 2022 and all interim periods commencing with the quarter ended September 30, 2020 through the quarter ended March 31, 2023. The estimated impact of these restatements on the Company’s consolidated financial statements is expected to increase unrealized gains on marketable securities shown on the consolidated income statement, but is not expected to impact reported revenues, operating income, cash or cash flows.

The warrant (the “Monogram Warrant”) represents the Company’s right to purchase up to 5% of the outstanding stock of Monogram Orthopaedics Inc. (“Monogram”), calculated on a fully diluted basis, which the Company was granted on December 20, 2018. The Company initially invested in Monogram, a medical device start-up specializing in precision, patient specific implants, in fiscal 2017 by making an $800,000 loan to Monogram (the “Monogram Loan”) pursuant to a promissory note in the same amount. The Company impaired its entire $800,000 investment in the Monogram Loan in the quarter ended June 30, 2018, due to indications that Monogram had exhausted its cash and had been unable to obtain additional financing to enable continued research to commercialize their technology. During the quarter ended December 31, 2018, the Company modified the promissory note to allow Monogram more time to re-pay the Monogram Loan and, concurrently, was issued the Monogram Warrant, which the Company deemed of de minimis value. During the quarter ended June 30, 2020, Monogram repaid the Monogram Loan with interest, but at that time and through the quarter ended March 31, 2023, the Company continued to consider the Monogram Warrant to be of little value and therefore did not record it as an investment on the Company’s consolidated balance sheet. In May of 2023, Monogram raised funds through a Regulation A+ offering filed with the SEC and contemporaneously converted all of its outstanding preferred stock to common shares and publicly listed its common shares on the NASDAQ under the ticker symbol “MGRM.”

During the preparation of the Company’s consolidated financial statements for the fiscal year ended June 30, 2023, the Company re-evaluated the guidance in ASC Topic 815, Derivatives and Hedging and determined that the estimated fair value of the Monogram Warrant was approximately $718,000 on June 30, 2020, $1.4 million at June 30, 2021, and $2.4 million at June 30, 2022. The preliminary evaluation described above is subject to the completion of the Company’s restatement analysis and financial close and reporting process, as well as the financial statement audits and reviews for the Restated Periods. While the Company believes that the foregoing description fairly represents the expected impact of the restatement on the Company’s prior financial statements, further adjustments may arise, such as the impact on income tax expense and deferred tax liabilities, and the restated financial statements for the Restated Periods will reflect any such additional adjustments.

As a result of the information described above, the Company’s management has concluded that the Company’s disclosure controls and procedures were not effective at a reasonable assurance level and the Company’s internal control over financial reporting was not effective as of the end of each of the Restated Periods. In connection with the restatement, the Company has identified a material weakness in internal control over financial reporting related to its application of ASC 815 to the Monogram Warrant.

The Company currently plans to complete the restatement analysis and file its Annual Report on Form 10-K for the year ended June 30, 2023, which the Company anticipates will restate the audited and unaudited consolidated financial statements for the Restated Periods, as soon as reasonably practical.

The Audit Committee has discussed the matters described in this Form 8-K with its independent registered accounting firm, Moss Adams LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 27, 2023	Pro-Dex, Inc.

	By:	/s/ Alisha K. Charlton
Alisha K. Charlton
Chief Financial Officer